EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members of BTND, LLC and Subsidiary:

We consent to the use of our report dated April 14, 2015 with respect to the consolidated balance sheets of BTND, LLC and Subsidiary as of December 28, 2014 and December 29, 2013, and the related consolidated statements of income, members’ equity, and cash flows for each of the fiscal years then ended included herein.

/s/ Boulay LLP

Minneapolis, Minnesota

May 14, 2015